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EXHIBIT 3(i)(d)

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                    BULLET ENVIRONMENTAL TECHNOLOGIES, INC.


Bullet Environmental Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

I. The amendment to the Corporation's Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by: (a) the board of directors by their unanimous written consent; and (b) the holders of a majority of the outstanding shares entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II. Article 1. of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

     "1. The name of the corporation is ComCam, Inc."

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 3rd day of June, 2002.

                    BULLET ENVIRONMENTAL TECHNOLOGIES, INC.


                    By: /s/ Don Gilbreath
                        -----------------
                    Don Gilbreath, President



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